Exhibit 10.01

PURCHASE AND SALE AGREEMENT

by and between

REAL TIME LOGIC, INC.

Seller

and

COPT ACADEMY RIDGE, LLC

Purchaser

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made by and between REAL TIME LOGIC, INC. (“Seller”), a Colorado corporation, and COPT ACADEMY RIDGE, LLC, a Colorado limited liability company (“Purchaser”), as of June 26, 2009 (the “Effective Date”).

W I T N E S S E T H:

Seller is the owner of the Property (hereinafter defined). Seller desires to sell the Property to the Purchaser and Purchaser desires to buy the Property from Seller pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which hereby is acknowledged, Seller and Purchaser agree as follows:

Article I

Property; Purchase and Sale

Seller hereby agrees to sell, and Purchaser hereby agrees to buy, all of Seller’s right, title and interest in the following property: (a) an approximately 9.999 acre parcel of real property (the “Land”) (a portion of which along the northwestern boundary line is vacant land (the “Vacant Land”)), located in Colorado Springs, El Paso County, Colorado, and as more particularly described on Exhibit A attached to this Agreement; (b) the building and other improvements located on the Land, being a 60,714 square foot office building (the “Improvements”); (the Land, the Vacant Land and the Improvements are referred to herein, collectively, as the “Real Property”); and (d) all fixtures, equipment, and other personal property in Seller’s possession (both tangible and intangible, including, without limitation, to the extent assignable, all plans, drawings, surveys, warranties, permits and authorizations used or usable only in connection with the Real Property and no other property of Seller or its affiliates, and any service and maintenance agreements used or usable only with the Real Property and no other property of Seller or its affiliates), in each case owned by Seller and used in the maintenance and operation of the Improvements, excluding, however, only those proprietary materials of Seller or any of its affiliates or subsidiaries (the “Personal Property”) (collectively, the Real Property and the Personal Property are sometimes referred to herein as the “Property”).

Article II

Purchase Price and Deposit

2.1 Purchase Price and Deposit. Purchaser agrees to pay and Seller agrees to accept for the Seller’s interest in the Property the sum of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000) (hereinafter referred to as the “Purchase Price”), subject to adjustment as provided in Article VII hereof, payable as follows:

(a) An earnest money deposit of FIVE HUNDRED THOUSAND DOLLARS ($500,000), in cash (the “Deposit”) to be deposited with Land Title Guaranty Company (the “Escrow Agent”) within one (1) business day after execution hereof by both parties, such amount to be held in escrow and deposited in an interest-bearing account.

(b) The balance of the Purchase Price shall be paid at time of Closing by Federal wire transfer to the Escrow Agent.

The Deposit shall be paid to Seller at the Closing as a credit against the Purchase Price. Purchaser shall provide the Escrow Agent with its tax identification number, and all interest shall be for Purchaser’s account for tax purposes.

2.2 Escrow Agent.

(a) This Agreement shall be delivered to the Escrow Agent immediately after both parties have executed it. The Escrow Agent shall retain one copy of this Agreement and immediately deliver two copies hereof to each of Purchaser and Seller.

(b) The Escrow Agent shall deliver the Deposit held hereunder to Seller concurrent with Closing in part payment of the Purchase Price or to Seller or Purchaser at such other time, as either Seller or Purchaser becomes entitled to the Deposit as provided in this Agreement.

Article III

Purchaser Inspections and Contingencies

3.1 Document Inspection. Seller has delivered to Purchaser the items relating to the Real Property listed on Exhibit B. Seller shall deliver to Purchaser all records of operations of the Property maintained by Seller or Seller’s property manager in the ordinary course of business.

Purchaser agrees to comply with the provisions of Section 15.11 hereof with respect to the foregoing materials and further agrees that if for any reason the Closing is not consummated, Purchaser will immediately return to Seller all materials and copies of materials furnished to Purchaser pursuant to this Section 3.1.

3.2 Physical Inspection. (a) In addition to the items set forth in Section 3.1, Seller will make the Property available for inspection by Purchaser, and Purchaser shall, at Purchaser’s risk, conduct such engineering, environmental and/or market and economic feasibility studies of the Property and undertake such physical inspection of the Property as Purchaser deems appropriate as soon as possible after the Effective Date of this Agreement. Such inspection shall be conducted at reasonable times upon reasonable written notice to Seller. Seller shall have the right to designate a representative to accompany Purchaser’s employees, agents, and independent contractors on any such inspections.

(b) Purchaser will, and will cause any consultant to, take all reasonable precautions to avoid any damage to the Property from the activities of its employees, contractors, or equipment. Any damage to the Property resulting from the activities of Purchaser or its agents or contractors, whether or not caused by negligence, will be promptly restored at Purchaser’s expense.

(c) If Purchaser’s inspection includes any invasive testing of the Property, including, without limitation, any sampling in connection with any Phase II environmental assessments of the Property, or any other investigation that will involve making excavations or test borings, or any other activities destructive to the Property, then Purchaser shall provide to Seller a written request for approval therefor (“Invasive Investigative Work Request”), which Invasive Investigative Work Request shall include the nature and scope of the proposed Invasive Investigative Work, time, place and methods of the testing, and the identity of the company or persons by whom it would be performed. Seller shall approve or disapprove, which approval shall not be unreasonably withheld, conditioned or delayed, any such Invasive Investigative Work Request in writing promptly following Seller’s receipt thereof (but in no event later than three (3) business days after receipt of such request). . Purchaser acknowledges the presence of the public during the course of its study and will take all commercially reasonable precautions to minimize (i) risks to Seller, employees, and invitees of the Property and (ii) interference with Seller and its business conducted on the Property.

(d) Except as required by applicable law, Purchaser shall not contact any governmental authority with respect to the results of any aspect of Purchaser’s inspections of the Property or other due diligence without first obtaining the prior written consent of Seller thereto (not to be unreasonably withheld, conditioned or delayed), and Seller, at Seller’s election, shall be entitled to have a representative present on any telephone or other contact made by Purchaser to any governmental authority and present at any meeting by Purchaser with any governmental authority. Except as required by applicable law, Purchaser shall not otherwise disseminate the results of any aspect of Purchaser’s inspections or due diligence to any third parties (other than Purchaser’s attorneys, accountants) without first obtaining the prior written consent of Seller thereto.

(e) Purchaser shall be solely responsible for the cost and expense of all Purchaser’s inspections of the Property.

(f) Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller harmless against all liabilities, obligations, claims (including mechanic’s lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Seller in connection with or arising out of the entry upon the Real Property by Purchaser’s employees, agents or independent contractors, and the actions of such person on the Real Property. In the event any part of the Property is damaged or excavated by Purchaser, its employees, agents or independent contractors, Purchaser agrees in the event its purchase hereunder is not consummated, to make such additional payments to Seller as may be reasonably required to return the Property to its condition immediately prior to such damage or excavation.

(g) Notwithstanding any provision to the contrary herein, Purchaser’s obligations under this Section 3.2 shall survive the expiration or termination of this Agreement and shall survive Closing.

3.3. Feasibility Period. Purchaser shall have a period ending as of the Closing Date to conduct its inspection of the documents delivered or made available for inspection in accordance with Section 3.1 and to conduct a physical inspection of the Property as set forth in Section 3.2 (the “Feasibility Period”). If Purchaser, in its sole and absolute discretion, is for any reason not satisfied with the Property, or if Purchaser determines, for any reason or for no reason whatsoever, not to purchase the Property, then Purchaser shall have the absolute right at any time at or prior to 5:00 P.M. (Eastern time) on the last day of the Feasibility Period (the “Termination Notice Date”) to terminate this Agreement, such termination right to be exercised by written notice (the “Termination Notice”) to such effect given by or on behalf of Purchaser to Seller in the manner provided for herein. Upon receipt of the Termination Notice, this Agreement shall terminate, and the Escrow Agent shall return the Deposit to Purchaser, and neither party shall have any further liability or obligation hereunder to any other, except for any obligations that expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”). If Purchaser fails to provide the Termination Notice on or before 5:00 P.M. on the Termination Notice Date, Purchaser shall be deemed to have approved such inspections, and this Agreement shall remain in full force and effect. If Purchaser terminates this Agreement, then: (i) the Deposit shall be returned to Purchaser, with all interest accrued thereon, (ii) all Seller materials provided to Purchaser pursuant to Section 3.1 shall be returned to Seller, together with copies of all engineering, environmental and other studies relating to the Property prepared by, for or on behalf of, Purchaser, shall be delivered to Seller, and (iii) this Agreement shall terminate and no longer shall be of any force or effect, and neither party shall have any further liability or obligation hereunder to the other party, except for the Surviving Obligations.

3.4. Review of Title and Survey.

3.4.1 Examination of Title. Seller shall obtain a current commitment for title insurance (the “Commitment”) issued by Escrow Agent (the “Title Company”), agreeing to issue an ALTA-Form B (1992) owner’s title insurance policy or equivalent form reasonably acceptable to Purchaser with respect to the Property, in the amount of the Purchase Price, dated as of the Closing Date, indicating title to the Property is vested in Purchaser (or Purchaser’s designees pursuant to Article XII) subject only to Permitted Exceptions (as defined herein). Seller shall obtain, at its sole cost and expense, a new or updated survey of the Property (the “Survey”). Purchaser will have until Termination Notice Date to examine title to the Property and to notify Seller in writing of any objections to title that may be revealed by Purchaser’s examination (called herein the “Notice of Title Objections”). Purchaser will deliver to Seller, promptly after its receipt by Purchaser, a copy of the Commitment and a copy of the Survey. The Notice of Title Objections, if and when delivered by Purchaser to Seller, shall enumerate all title exceptions or objections that are unacceptable to Purchaser (and all such title exceptions and objections that are not so enumerated as unacceptable to Purchaser shall be deemed to be acceptable and shall become Permitted Exceptions for all purposes of this Agreement). In the event that Purchaser fails to give a Notice of Title Objections on or before the Termination Notice Date, then such failure to timely notify Seller will constitute a waiver of such right to object to any title defects, and this Agreement will remain in full force and effect in accordance with its terms and the purchase and sale contemplated hereby will be closed as herein provided, with all exceptions shown on the Commitment being deemed acceptable to Purchaser and becoming Permitted Exceptions for all purposes of this Agreement.

3.4.2 Cure of Title Objections. If Purchaser has timely given a Notice of Title Objections as set forth above, Seller will have the right, but not the obligation (unless otherwise expressly set forth below in this subsection), at any time on or prior to the Closing Date, to cure any such objections. If Seller timely cures such objections, or, if such objections are such that the same cannot be cured on or prior to Closing, and Seller has commenced curing such objections and thereafter diligently proceeds to effect such cure (but in no event beyond forty-five (45) days unless agreed to by Purchaser), then this Agreement shall continue in force and effect, and the Closing Date shall be adjourned accordingly. If Seller is unable to, or chooses not to, cure such objections within the time permitted, this Agreement shall terminate, Seller shall instruct the Escrow Agent to return the Deposit to Purchaser, and neither party shall have any further obligations hereunder except for the Surviving Obligations. Notwithstanding the foregoing, however, Purchaser may waive such objections that Seller is unable to or chooses not to cure, and upon receipt by Seller of such waiver in full from Purchaser within ten (10) days of notice from Seller that it is unable or chooses not to cure such objections, this Agreement shall remain in full force and effect with no reduction in the Purchase Price.

Notwithstanding anything set forth in this Agreement to the contrary, whether or not Purchaser objects to the same, Seller shall have an obligation (i) to pay (at or prior to Closing) any amount due in order to satisfy or remove from record title by bonding off or otherwise any mortgages, deeds of trust and liens or encumbrances that secure the payment of money (the “Monetary Liens”), and Seller may authorize Escrow Agent to deduct from the Purchase Price at Closing the amount necessary to pay off or discharge any Monetary Liens, and (ii) to cure and remove from record title (at or prior to Closing) all liens and other title exceptions created or filed against the Property after the date of this Agreement (any such liens and other title exceptions, together with the Monetary Liens, the “Mandatory Cure Items”).

Any easements, covenants, restrictions, exceptions of record (other than Mandatory Cure Items) that are shown on the Commitment to which Purchaser has not objected as set forth above, together with

(a) any and all present and future zoning laws, ordinances, resolutions and regulations of any municipal, county state or federal governments, or agency thereof, now or hereafter having or acquiring jurisdiction over the Property and the use and improvement thereof, (b) any state of facts that a current and accurate survey may show, (c) any lien for real estate taxes, water charges, sewer rents and assessments not yet due and payable, (d) variations between tax map and lines of record title, (e) any and all easements, servitudes, covenants, restrictions, agreements or other instruments recorded in the public records of El Paso County, Colorado as of the effective date hereof, (f) any and all rights or easements, if any, of any governmental unit or any public or private utility company, to maintain telephone wires, pipes, cable, conduits or other facilities that enter or cross the Property, (g) any other lien or encumbrance consented to by Purchaser or that are deemed to Permitted Exceptions under this Agreement are hereinafter collectively referred to as “Permitted Exceptions.” If Purchaser does not deliver the Termination Notice, Purchaser shall be deemed to have approved the Permitted Exceptions.

3.5 Service Contracts. From and after the date hereof to and including the Closing Date, Seller shall use commercially reasonable efforts to keep in force, without any material defaults, all Service Contracts (as defined herein).

Article IV

Representations and Warranties

4.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as of the Closing Date that:

(a) Seller is duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b) This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and, upon the assumption that this Agreement constitutes a legal, valid and binding obligation of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any of the organizational and governance documents of Seller, (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting Seller, (iii) breach the provisions of, or constitute a default under, in any material respect, any contract, agreement, instrument or obligation to which Seller is a party or by which Seller is bound or (iv) violate or conflict with any law or governmental regulation or permit applicable to Seller.

(d) (i) None of Seller or, to Seller’s actual, not constructive, knowledge, its affiliates, without investigation or inquiry, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107—56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti—Money Laundering and Anti—Terrorism Laws”). Purchaser acknowledges that Integral Systems, Inc. (“Parent”), the sole shareholder to Seller, is a publicly traded company, and as such, for purposes of this Section 4.1(d), Seller makes no representations about any members, partners, shareholders, other individuals or entities of Parent.

(ii) None of Seller or, to Seller’s actual not constructive knowledge, without investigation or inquiry, its affiliates, are acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the

Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii) None of Seller or, to Seller’s actual not constructive knowledge, any of its affiliates or, without investigation or inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti—Money Laundering and Anti—Terrorism Laws.

(d) Seller has executed no leases, tenancies, licenses, concessions, franchises, options or rights of occupancy affecting the Property other than the Permitted Exceptions, and there are no other parties in possession of, or claiming any possession to, portions of the Real Property as lessees, tenants at sufferance, licensees, trespassers or otherwise.

(e) Seller has received no written notice of any existing or pending litigation, administrative proceeding, violation of law or condemnation or sale in lieu thereof, that would materially affect the Real Property.

(f) There are no attachments or executions affecting the Property, general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, pending or, to the best of Seller’s knowledge, threatened against Seller or against any of the Tenants.

(g) No approvals or consents by third parties or to the best of Seller’s knowledge, governmental authorities are required in order for Seller to consummate the transactions contemplated hereby.

(h) Other than as set forth in Article XI hereof, Seller is not a party to any brokerage or listing agreements affecting the Property.

(i) Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

(j) Seller has received no notice of an uncorrected violation of the housing, building, safety or fire ordinances applicable to the Property.

(k) [Intentionally Omitted.]

(l) To Seller’s knowledge, no Hazardous Materials are located upon or within the Property. The term “Hazardous Materials” shall mean: (A) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and related regulations; (B) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and related regulations; (C) oil petroleum products and their byproducts; (D) any hazardous levels of asbestos or radon gas; (E) polychlorinated biphenyls (PCBs); (F) flammable explosives; and (G) radioactive materials. Seller has not received a summons, citation, directive, notice, complaint or other written communication from the United States Environmental Protection Agency or the Environmental Service of Colorado or other governmental authority concerning any alleged violation of any environmental law or rule or regulation at the Real Property.

(m) Attached as Exhibit C is a list of contracts currently in effect with respect to the Property (collectively, the “Service Contracts”), which list is true and correct in all material respects as of the date thereof. Seller is not a party to any management, employment, maintenance, construction, commission, architectural, parking, supply or service contracts, warranties, guaranties and bonds and other agreements related to the Property that remain in existence and would be binding against Purchaser after Closing, except those listed on Exhibit C.

(n) Other than this Agreement, the Property is not subject to any outstanding agreement(s) of sale, or options, rights of first refusal or other rights to purchase.

(o) None of the Personal Property is held by Seller under a lease or installment sale contract, and Seller owns title to the Personal Property free and clear of any liens or claims.

(p) To Seller’s knowledge, the written diligence materials delivered to Purchaser pursuant to Section 3.1 are complete and when taken as a whole are accurate in material respects.

4.2 Seller’s Knowledge. Whenever the phrases “to Seller’s knowledge” or “to the best of Seller’s knowledge” are used in this Agreement or in any representations and warranties given to Purchaser at Closing, such knowledge shall be the actual knowledge of Miller Adams, General Counsel, and Al Andzik, Facilities Manager, without independent investigation or inquiry by such individual, provided that neither of the foregoing parties shall have any personal liability hereunder.

4.3 Purchaser’s Warranties. Purchaser represents and warrants to Seller as of the Closing Date that:

(a) Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Colorado.

(b) This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and, upon the assumption that this Agreement constitutes a legal, valid and binding obligation of Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any of the organizational and governance documents of Purchaser, (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting Purchaser, (iii) breach the provisions of, or constitute a default under, in any material respect, any contract, agreement, instrument or obligation to which Purchaser is a party or by which Purchaser is bound or (iv) violate or conflict with any law or governmental regulation or permit applicable to Purchaser.

(d) It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller.

(e) (i) None of Purchaser or, to Purchaser’s actual not constructive knowledge, without investigation or inquiry, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to

Intercept and Obstruct Terrorism Act of 2001, Public Law 107—56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti—Money Laundering and Anti—Terrorism Laws”). Seller acknowledges that COPT (as defined in Article XII below) is a publicly traded company, and, for purposes of this Section 4.3(e), as such, Purchaser makes no representations about any members, partners, shareholders, other individuals or entities except COPT, COPLP (as defined in Article XII below), Seller or any Affiliate. “Affiliate” shall mean any entity one hundred percent (100%) owned by COPT or COPLP.

(ii) None of Purchaser or, to Purchaser’s actual not constructive knowledge, without investigation or inquiry, its affiliates, are acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii) None of Purchaser or, to Purchaser’s actual not constructive knowledge, any of its affiliates or, without investigation or inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti—Money Laundering and Anti—Terrorism Laws.

4.4 Survival. (a) The only representations, warranties and agreements of Seller or Purchaser hereunder that will survive the Closing are those that are specifically stated herein to survive. The representations and warranties of Seller contained in Section 4.1 and the representations and warranties of Purchaser contained in Section 4.3 will survive the Closing, provided that any claim based upon any alleged breach thereof must be asserted in writing (in specific detail) and any proceeding in respect thereof must be commenced within nine (9) months after the Closing Date.

(b) The representations and warranties of Seller set forth in Section 4.1 are subject to the following express limitation: To the extent that, prior to the Closing Date, Purchaser knows or is deemed to know on account of any written diligence materials delivered to Purchaser under Section 3.1 or otherwise or generally available as a matter of public record, that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge, as the case may be.

(c) Seller shall have no liability for any untrue or incorrect representation or warranty of Seller contained in Section 4.1 unless and until the aggregate amount of Purchaser’s damages arising out of all such breaches shall exceed, and then only to the extent the same exceeds, Twenty-Five Thousand Dollars ($25,000.00).

4.5 No Other Representations or Warranties.

(a) Purchaser acknowledges and agrees that, except for the representations and warranties contained herein, (i) neither Seller nor any of the employees, agents, brokers or attorneys of Seller has made any verbal or written representations, warranties, promises or guaranties whatsoever to Purchaser, whether express or implied, and, in particular, that no such representations, warranties, promises or guaranties have been made with respect to the physical condition (including, without limitation, the environmental condition) or operation of the Property, the actual or projected revenue and expenses of the Property, the zoning and other laws, regulations and rules applicable to the Property or the compliance of the Property therewith (including, without limitation, compliance with any applicable environmental or hazardous wastes law), the quantity, quality or condition of the articles of personal property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as, and solely to the extent, herein specifically set forth and (ii) Purchaser has not relied upon any such representations, warranties, promises or guaranties or upon any statements made in any informational brochure with respect to the Property and has entered into this Agreement after having made and relied solely on its own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances.

(b) Except for the representations and warranties contained herein, Purchaser shall rely solely upon Purchaser’s own knowledge of the Property and its own inspection of the Property in determining the Property’s physical condition.

(c) Purchaser agrees to accept the Property “AS IS”, “WHERE IS” and “WITH ALL FAULTS” in its present condition, subject to reasonable use, wear, tear and natural deterioration of the Property between the date hereof and the Closing Date and further agrees that Seller shall not be liable for any latent or patent defect in the Property

Article V

Conditions to Closing

5.1 Purchaser’s obligation to close shall be further conditioned upon the following:

(a) All of Seller’s representations and warranties shall be true and correct as of Closing Date in all material respects and Seller shall not be in material default of any of its covenants or agreements hereunder.

(b) Purchaser shall have received Seller’s deliveries hereunder;

(c) No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction, and no law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.

(d) If the above conditions are not satisfied as of Closing, Purchaser shall have the right, as its sole and exclusive remedies, to either (i) extend the Closing Date for a reasonable period of time to allow Seller to satisfy any condition that is reasonably capable of being satisfied by Seller, (ii) waive any such unsatisfied condition or (iii) to terminate this Contract whereupon the Deposit and all interest thereon shall be refunded to Purchaser and thereafter neither party shall have any further obligation hereunder (other than its Surviving Obligations); provided, however, that if a failed condition is a result of a breach by Seller of its covenants hereunder, Purchaser may exercise its rights and remedies under Section 8.2.

5.2 Seller’s obligation to close shall be conditioned upon satisfaction of the following on and as of the Closing Date:

(a) All of Purchaser’s representations and warranties shall be true and correct as of Closing Date in all material respects and Purchaser shall not be in material default of any of its covenants or agreements hereunder.

(b) Seller shall have received Purchaser’s deliveries hereunder;

(c) Seller shall have received payment of the Purchase Price (as the same may be adjusted pursuant to the terms hereof); and

(d) No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction, and no law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.

Article VI

Closing and Transfer of Title

6.1 Date, Time and Place. The parties hereto agree to conduct a closing of this sale (the “Closing”) using an escrow method through the Escrow Agent with an effective date of on or before June 26, 2009, unless Purchaser or Seller mutually agree to an earlier or later date.

6.2 Deliveries by Seller. At Closing, Seller shall execute and deliver or cause to be delivered to the Escrow Agent:

(a) a Special Warranty Deed substantially in the form attached hereto as Exhibit D proper for recording, conveying good and marketable fee simple title in the Real Property to Purchaser, subject, however, to the Permitted Exceptions;

(b) a Bill of Sale substantially in the form attached hereto as Exhibit E, dated as of as of the Closing Date, conveying to Purchaser any and all Personal Property;

(c) a Leaseback Agreement substantially in the form attached hereto as Exhibit F, dated as of the Closing Date, for the Improvements;

(d) an Assignment of Contracts substantially in the form attached hereto as Exhibit G, dated as of the Closing Date, assigning all of Seller’s right, title and interest in and to all service and maintenance contracts relating to the Property which Purchaser elects to assume and are in force and effect as of the Closing Date;

(e) an affidavit that Seller is not a “foreign person” in the form attached as Exhibit H;

(f) [intentionally omitted];

(g) an estoppel certificate or similar document from the owners’ association, if any, that governs the Property, provided however that in the event Seller is unable to obtain such certificate, then Seller may provide a certificate until such time as Seller is able to obtain a certificate from the association(s);

(h) to the extent in the possession of Seller, equipment manuals and plans and specifications for the Improvements, and maintenance records for 2007, 2008 and 2009;

(i) copies of all keys or combinations to all locks at the Property, other than those that relate to the secure facilities; and

(j) Documentation, in form and substance reasonably satisfactory to Purchaser and the Title Company, confirming and evidencing that: (i) Seller is a corporation validly existing and in good standing under the laws of the State of Colorado; (ii) the execution, delivery and performance of this Agreement and of all instruments to be executed and delivered by Seller have been duly authorized by all necessary action on the part of Seller; and (iii) the individuals executing this Agreement and the other documents and instruments referenced herein or otherwise executed and delivered in connection herewith on behalf of Seller have the legal power, right and authority to bind Seller under the terms and conditions stated herein.

6.3 Deliveries by Purchaser. At Closing, Purchaser shall execute and deliver or cause to be delivered to the Escrow Agent:

(a) A wire transfer of immediately available federal funds, transferred to the account of Escrow Agent, as more particularly set forth in Section 2.1;

(b) Bill of Sale referenced in Section 6.2(b); and

(c) Leaseback Agreement.

Article VII

Prorations of Rents, Taxes, Etc.

7.1 General. Except as set forth below, Seller shall be entitled to all income produced from the operation of the Property, if any, that is allocable to the period through midnight (Eastern time) of the day immediately prior to the Closing Date, and shall be responsible for all expenses allocable to that period. Purchaser shall be entitled to all income, if any, and responsible for all expenses for the period beginning at 12:01 a.m. (Eastern time) on the date of Closing, except as set forth below. Adjustments of such prorations shall be made after the Closing if applicable in accordance with the terms of this Article VII. Any funds received by Purchaser will be applied pursuant to this Article VII. Any payments received by Seller after the date of the Closing for the period through the date of the Closing will be applied by Seller pursuant to this Article VII. Any payments received by Seller after the date of the Closing for the period following the date of the Closing shall be delivered to Purchaser for distribution as provided below.

7.2 Specific Apportionments. The following apportionments shall be made between the parties (based on estimates to be made at the Closing) as of 12:01 a.m. (Eastern time) on the date of Closing on a per diem basis unless otherwise stated with actual amounts determined after the Closing and paid to the respective parties as provided herein:

(a) Real Estate taxes and personal property taxes assessed against the Property or any portion thereof, which shall be based upon the most recent ascertainable tax bills, as adjusted by any notices of proposed tax assessment or tax rate revisions issued prior to the Closing Date; provided, however, there shall be no duplication of the prorations pursuant to this Paragraph and the prorations for reimbursements payable by tenants pursuant to Paragraph (a) of this Section. Real Estate taxes shall include annual general real property taxes and other public or governmental charges or assessments payable on an annual basis (including special district charges, assessments, liens or encumbrances for public improvements) if any, whether or not the same are liens on Real Property as of the date of Closing and whether or not such assessments are levied before, on or after the Effective Date.

(b) All operating expenses and common area maintenance charges of the Property shall be prorated between Seller and Purchaser, including, without limitation:

(i) heating, ventilation and air conditioning charges and other utility charges and deposits (which may be based on the most recent bills if and to the extent that utility meters are not read within one (1) week prior to the date of Closing;

(ii) charges and deposits under any transferable and assumed service contracts or permitted renewals or replacements thereof;

(iii) charges for sprinkler systems, trash and snow removal;

(iv) personal property taxes, if any; and

(v) pre-paid permit, license and inspection fees, if any.

(c) All other items which are customarily prorated in transactions similar to the transaction contemplated hereby, except as otherwise provided in this Agreement.

7.3 Basis for Prorations. The prorations to be made at Closing shall be made on the basis of a written statement or statements and all reasonable supporting documentation, including without limitation, invoices, delivered to Purchaser by Seller not less than five (5) business days prior to Closing and approved by Purchaser. In the event any prorations, apportionments, adjustments, or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the other party within thirty (30) days after the time for inspection of records has expired and, in any event, written demand therefor must be made on or prior to the twelve (12) month anniversary of the Closing Date.

7.4 Survival. The provisions of this Article 7 shall survive the Closing for a period of twelve (12) months to the extent any monies may be payable pursuant to this Article 7 to either party subsequent to the transfer of title to the Property to Purchaser.

Article VIII

Remedies

8.1 Purchaser’s Default. If Seller has complied with all of the covenants and conditions contained in this Agreement and is ready, willing and able to convey its interest in the Property in accordance with this Agreement, and Purchaser fails to consummate this Agreement and take title, then the parties hereto recognize and agree that the damages that Seller will sustain as a result thereof will be substantial, but difficult if not impossible to ascertain. Therefore, the parties agree that, in the event of Purchaser’s default, Seller shall, as its sole remedy, be entitled to retain the Deposit as liquidated damages, and not a penalty, and neither party shall have any further rights or obligations with respect to the other under this Agreement, except for the any obligations that expressly survive termination of this Agreement.

8.2 Seller’s Default. In the event that Purchaser has complied with all of the covenants and conditions contained herein and is ready, willing and able to take title to the Property in accordance with this Agreement, Purchaser may, as its sole and exclusive alternative remedies with respect to any default of Seller under this Agreement (i) terminate this Agreement by written notice to Seller, and receive (a) a refund of the Deposit together with interest earned thereon and (b) solely in the event of Seller’s willful default, payment to Purchaser of all of its actual third party costs and expenses incurred in connection with this transaction, (ii) commence an action for specific performance or (iii) waive all claims on accounts of Seller’s default and proceed to Closing. Election of one of the aforesaid remedies shall preclude an election of others.

8.3 Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith for which a claim is timely made by Purchaser shall not exceed Nine Hundred Thousand Dollars ($900,000) exclusive of any amounts required to be paid by Seller pursuant to Article VII. Further, the liability of Seller shall be limited to the assets of Seller, and in no event shall Purchaser seek satisfaction for any such liability from any of Seller’s parent company, members, affiliates and subsidiaries, and their respective members, stockholders, directors, officers, participants, employees, consultants, brokers and agents.

8.4 Notwithstanding anything herein to the contrary, in no event shall Purchaser or Seller be liable to the other party hereto for special, punitive or consequential damages.

Article IX

Loss due to Casualty or Condemnation

9.1 Loss due to Condemnation. In the event of a condemnation occurring after the Effective Date and prior to the Closing Date if all or a Substantial Portion of the Real Property is taken, either party may, upon written notice to the other party given within ten (10) days of receipt of notice of such event, cancel this Agreement, in which event Seller shall instruct the Escrow Agent to return the Deposit to Purchaser, this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Obligations. In the event that neither party elects to terminate, or if the condemnation affects less than a Substantial Portion or does not affect the building or parking area, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected by reason of such condemnation prior to closing. In such event, the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the net proceeds, less costs and attorney’s fees, which are received by Seller by reason of such condemnation prior to the Closing Date. If the condemnation proceeding shall not have been concluded prior to the Closing Date, then there shall be no abatement of the Purchase Price and Seller shall assign any interest it has in the pending award to Purchaser. For purposes of this Section 9.1, a “Substantial Portion” shall mean a condemnation of (i) any portion of the building or (ii) any portion of the parking lot which materially affects the number of parking spaces or ingress/egress from the parking lot.

9.2 Loss due to Casualty. In the event of Substantial Loss or Damage to the Improvements by fire or other casualty (not resulting from negligent act of Purchaser) which fire or casualty shall have occurred after the date of this Agreement, either party may, upon written notice to the other party given within ten (10) days of receipt of notice of such event, cancel this Agreement in which event Seller shall instruct the Escrow Agent to return the Deposit to Purchaser and this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Obligations. In the event that neither party elects to terminate, or if the casualty results in less than Substantial Loss or Damage, then this Agreement shall remain in full force and effect and Seller shall be entitled to all insurance proceeds received or collected by reason of such damage or loss, whereupon the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the net proceeds (including reductions for costs and attorney’s fees) which are received by Seller as a result of such damage or loss, provided that such abatement will be reduced by the amount expended by Seller in accordance with Article X hereof for restoration or preservation of the Property following the casualty. Alternatively, Purchaser may, in its discretion, have Seller repair or replace the damaged Property, and there shall be no abatement of the Purchase Price in such case. For purposes of this Section 9.2, “Substantial Loss or Damage” shall mean loss or damage, the cost for repair of which equals ten percent (10%) or more of the Purchase Price.

Article X

Maintenance of the Property

From the date hereof until Closing or termination of this Agreement:

A. Seller shall not make, enter or grant any new lease, tenancy, license or other agreement for the use or occupancy of the Premises or any portion thereof without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed.

B. Seller shall not enter into any new Service Contracts or any other agreements that will be binding upon Purchaser after Closing, nor transfer any of the Premises or create any easements that would materially and adversely affect the Premises, without in each case first obtaining Purchaser’s prior written consent, which shall not be unreasonably withheld.

C. Seller shall maintain and repair any elements of the Property as may be reasonably required to keep the Property in substantially the same condition as it is on the Effective Date, ordinary wear and tear and casualty loss excepted.

D. Seller shall not market the Property for sale to any other party.

E. Seller shall keep the Building insured against loss or damage by fire and all risks covered by an extended coverage endorsement on a replacement cost basis.

F. Seller shall assist and cooperate with Purchaser prior to Closing in obtaining all necessary permits and licenses to continue operating the Property in the present manner.

G. Seller shall not voluntarily create any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Purchaser, which shall not be unreasonably withheld.

Article XI

Broker

The parties acknowledge that Seller has engaged The Michael Companies, Inc. (“Broker”) to assist Seller in connection with a sale and leaseback of the Property. Pursuant to a separate written agreement with Broker, Seller agrees to pay the commission due to Broker as a result of a sale of the Property to Purchaser. Each party represents and warrants to the other that, other than with respect to Broker, it has not made any agreement or taken any action which may cause any person to become entitled to a commission or other compensation as a result of the transactions contemplated by this Agreement. Seller and Purchaser will each indemnify and defend the other from any and all Claims, actual or threatened, for any such fee, commission or other compensation by any third person other than Broker with whom such party has had dealings in connection with the transactions contemplated by this Agreement. The provisions of this Article XI shall survive the Closing and any termination of this Agreement.

Article XII

Assignment

This Agreement may not be assigned or transferred by Purchaser without prior written consent of Seller. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement or any of its rights hereunder, without the prior written consent of Seller, to Corporate Office Properties Trust (“COPT”), Corporate Office Properties, L.P. (“COPLP”), or to any entity or affiliate in which COPT or COPLP has at least a ten percent (10%) equity ownership interest. No assignment shall relieve Purchaser of any of its obligations under this Agreement.

Article XIII

Notices

All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) Federal Express or a similar nationally recognized overnight courier service or (iii) by facsimile with a confirmation copy delivered by either of the methods set forth in (i) or (ii) above. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day. The addresses for proper notice under this Agreement are as follows:

PURCHASER:	COPT Academy Ridge, LLC
c/o Corporate Office Properties Trust
6711 Columbia Gateway Drive, Suite 400
Columbia, Maryland 21046
Attention: John C. Norjen
Phone: (443) 285-5704
Fax: (443) 285-7650

With a copy to:	COPT Academy Ridge, LLC
c/o Corporate Office Properties Trust
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Attention: Ivy B. Burg, Esq.
Phone: (443) 285-5579
Fax: (443) 285-7652

SELLER:	REAL TIME LOGIC, INC.
12515 Academy Ridge View
Colorado Springs, Colorado 80921
Attn: Chief Executive Officer & Facilities Manager
Telephone: (719) 884-6355
Telecopier 719-884-6299

With copies to:

INTEGRAL SYSTEMS, INC.
6731 Columbia Gateway Drive
Columbia, MD 21046
Attention: Chief Financial Officer and General Counsel
Telephone: (443)539-5016
Telecopier: 410.312.2980

And

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306
Attention: Howard B. Adler, Esq. (43500/13)
Telephone: (202) 955-8589
Telecopier: (202) 530-9526

ESCROW AGENT:	Land Title Guaranty Company
102 South Tejon, Suite 100
Colorado Springs, CO 80903
Attn: Lisa G. Rubick
Phone: (719) 634-4821
Fax: (719) 634-3190

Article XIV

Expenses

Seller shall pay for survey costs, title insurance costs (including the deletion of the standard pre-printed exceptions), its own attorney’s fees and expenses and one-half of any transfer taxes and recordation stamp taxes (“Conveyance Taxes”). All other costs and expenses related to the transaction or this Agreement, including but not limited to recording charges, Purchaser’s attorneys’ fees and expenses, Escrow Agent’s escrow fee, one-half of all Conveyance Taxes, any other taxes and any extra matters requested with respect to the Survey or Commitment shall be paid by Purchaser, notwithstanding any local practice to the contrary.

Article XV

Miscellaneous

15.1 Successors and Assigns. All of the terms and conditions of this Agreement are hereby made binding upon the executors, heirs, administrators, successors and permitted assigns of both parties hereto.

15.2 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

15.3 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

15.4 Construction. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party being deemed to have drafted or structured such provisions.

15.5 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party.

15.6 Recording. The parties agree that this Agreement shall not be recorded.

15.7 No Continuance. Purchaser acknowledges that there shall be no assignment, transfer or continuance after the Closing Date of any of Seller’s insurance coverage or of the property management contract.

15.8 Time of Essence. Time is of the essence in this transaction. If any of the dates contemplated herein as deadlines or expiration dates should fall on a Saturday, Sunday or national holiday, such deadline or expiration date shall be deemed to fall upon the next business day.

15.9 Original Document. This Agreement may be executed by both parties in counterparts in which event each shall be deemed an original.

15.10 Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser hereunder, shall be determined in accordance with the laws of the State of Colorado.

15.11 Confidentiality. Purchaser and Seller agree that, except to the extent disclosure is required by law, all documents and information concerning the Property delivered to or obtained by Purchaser, the subject matter of this Agreement, and all negotiations will remain confidential. Purchaser and Seller will disclose such information only to those parties required to know it, including, without limitation, employees of either of the parties, consultants and attorneys engaged by either of the parties, and prospective tenants or prospective and existing investors and lenders.

(b) Each of Seller and Purchaser agrees that it will not issue any press release, advertisement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent required by law. If Seller or Purchaser desires to issue any such any press release, advertisement or other public communication, at least one (1) Business Day prior to the issuance of the same, such party shall deliver a copy of the proposed press release or other public communication to the other party hereto for its review. The obligations under this Section 15.11 shall survive the Closing.

15.12 Waiver of Jury Trial. THE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER, OR ANY CLAIM FOR INJURY OR DAMAGE IN CONNECTION WITH THIS AGREEMENT OR THE PROPERTY.

15.13 Attorney’s Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to receive all costs and expenses incurred in connection therewith, including but not limited to, reasonable attorney’s fees, expert’s fees, and house counsel expenses.

15.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by telecopy shall be as effective as delivery of such executed signature page by hand or overnight courier.

15.15 No Other Parties. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the parties to whom such representation, warranties or agreements are made, shall confer no rights, whether legal or equitable, in any other party, and no other party shall be entitled to rely thereon.

15.16 Acceptance of the Property. The acceptance of the deed to the Property by Purchaser shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions of this Agreement which expressly provide that any obligation of Seller shall survive the Closing.

Article XVI

Post-Closing Obligations

16.1 At any time during the four (4) year period following Closing (the “Restriction Period”), upon Seller’s written request to Purchaser, Seller and Purchaser shall enter into good faith negotiations for a build-to-suit lease on the Vacant Land (the “BTS Lease”).

16.2 The terms of the BTS Lease shall be for a period of ten (10) years from the date of substantial completion (as such may be defined in the BTS Lease) and shall be at the then current market rent/investment returns. The obligations of Seller under the BTS Lease shall be guaranteed by Integral. In the event the Purchaser and Seller shall agree on, execute and deliver the BTS Lease, the obligations of Purchaser to construct the building contemplated by the BTS Lease shall be guaranteed by Corporate Office Properties, L.P. The terms and conditions of the BTS Lease shall be otherwise substantially in the form of the Leaseback Agreement. All other terms, including the size and location of the building shall be the subject of the negotiations between Seller and Purchaser.

16.3 During the Restriction Period, Purchaser agrees that it will not sell, lease or ground lease the Vacant Land or take any action that would impair the development of the Vacant Land or develop a building thereon for any other person/user (other than Seller). As consideration for this restriction, Seller shall pay to Purchaser One Hundred Thousand Dollars per year for each of the four years of the Restriction Period, which shall be payable in equal installments of $8,333.33 on or before the first of each month (the “Restriction Payments”). The Restriction Payments shall be payable in addition to any rental payments made pursuant to the BTS Lease. Failure to make the Restriction Payments shall be a default under the Leaseback Agreement, if any such failure continues for a period of ten (10) days after receipt of written notice that the same is past due.

16.4 Purchaser and Seller shall record a memorandum of contract in the public land records of El Paso County, Colorado, which memorandum shall be in the form of Exhibit I hereto.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

PURCHASER:

COPT ACADEMY RIDGE, LLC.

By:	/s/ Roger A. Waesche, Jr.
Name:	Roger A. Waesche, Jr.
Title:	Executive Vice President

SELLER:

REAL TIME LOGIC, INC.

By:	/s/ James T. Brandt
Name:	James T. Brandt
Title:	Vice President

Receipt of copies of this Agreement executed by Seller and Purchaser is acknowledged this      day of June, 2009.

ESCROW AGENT:

LAND TITLE GUARANTY COMPANY

By:
Name:
Title:

Integral Systems, Inc. hereby joins in this Agreement solely for the purpose of (i) guaranteeing payment of the Restriction Payments contemplated in Section 16.3 of this Agreement and (ii) guaranteeing the representations and warranties of Seller set forth in Section 4 and subject to the terms of this Agreement.

INTEGRAL SYSTEMS, INC.

By:	/s/ R. Miller Adams
Name:	R. Miller Adams
Title:	Executive Vice President

Corporate Office Properties, L.P hereby joins in this Agreement solely for the purpose of guaranteeing the performance of Purchaser’s obligations under Article XVI of this Agreement.

CORPORATE OFFICE PROPERTIES, L.P

By:	/s/ Roger A. Waesche, Jr.
Name:	Roger A. Waesche, Jr.
Title:	Executive Vice President